July 31, 2019

Jeffrey Likosar
Chief Financial Officer
ADT Inc.
1501 Yamato Road
Boca Raton, Florida 33431

       Re: ADT Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Forms 10-Q for Fiscal Quarter Ended March 31, 2019
           Form 8-K filed May 7, 2019
           File No. 001-38352

Dear Mr. Likosar:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications